STOCK PURCHASE AGREEMENT

                         by and among

                          R&R FOODS, INC.,
                        a Texas corporation

                               and

      THE INDIVIDUAL AND CORPORATION SIGNING THIS AGREEMENT




          Dated to be effective as of November 10, 1999

                  STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered to be effective as of the 10th day of November, 1999, by and among R&R FOODS, INC., a Texas corporation ("R&R"), ROBERT
CENTENO("Centeno") and RHINO ENTERPRISES GROUP, INC., a Nevada corporation ("Rhino").

       WHEREAS, Centeno is currently the owner of One Thousand
(1,000) shares of the common stock of R&R, which constitutes Fifty Percent (50%) of the issued and outstanding shares of the common stock of R&R; and

       WHEREAS, the parties have reached an understanding with respect to the sale by Centeno and the purchase by Rhino of all Centeno's right, title and interest in and to all of his issued and outstanding shares of the common stock of R&R.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually covenant and agree as follows:

      1.       Purchase and Sale of Stock.

       Purchase of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date Centeno shall sell to Rhino, and Rhino shall purchase from Centeno, Centeno's One Thousand (1,000) shares of common stock (the "R&R Common Shares") of R&R, free and clear of all obligations, liens, security interests or encumbrances of every type and description.

      (b)    Payment for Purchased Stock.   Rhino shall pay to
Centeno a cash payment (the "Stock Purchase Price") as follows:

    The sum of Forty-Six Thousand and No/100 Dollars ($46,000.00) shall be due at Closing; provided, however, that Centeno acknowledges receipt of the Purchase Price from Digital Information
 & Virtual Access, Inc., a Nevada corporation ("DIVA"), on behalf of Rhino.

      (c) Closing. The Closing Date shall be November 10, 1999, or such other date as R&R, Centeno and Rhino may mutually agree upon in writing. The place of Closing shall be at the offices of Rhino, or such other location that the parties hereto may agree upon in writing.

      2. Representations and Warranties of Centeno and R&R.
Centeno and R&R represent and warrant to Rhino as follows:

       (a) Organization and Standing of R&R. To the best of Centeno's knowledge, R&R is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is qualified to do business in all states where it does business.

         (b) Capitalization. R&R's entire authorized capital consists of One Hundred Thousand (100,000) common shares, One/Tenth Dollar ($.10) par value, of which immediately prior to the Closing of the transaction contemplated in Paragraph 1(a) hereof, Two Thousand (2000) shares shall be issued and outstanding. All of the outstanding common shares are fully paid and nonassessable. At the Closing, there will be no agreements, arrangements or understandings to which Centeno or R&R are parties or by which they are bound with respect to the acquisition, disposition, or voting of any capital stock of R&R, other than this Agreement.

       (c) Stock Ownership. Centeno is the owner of the collective number of R&R Common Shares set forth above in Section
1(a), and can deliver sufficient common shares to close the proposed exchange and redemption, free and clear of any liens, claims, pledges or encumbrances.

         (d) Authority of Centeno and R&R. The execution of this Agreement by Centeno and R&R and the consummation by Centeno and R&R of the transactions contemplated in this Agreement have been duly authorized and approved by all necessary corporate action, including any requisite shareholder approval, and these authorizations have not been amended or revoked. R&R and Centeno have the power and requisite authority to enter into this Agreement and consummate the transaction contemplated by this Agreement.
This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of R&R and Centeno, enforceable against them in accordance with its terms.

       (e) Disclosure. No representation or warranty made by either Centeno or R&R in this Agreement or in any writing, certificate or financial statement, furnished or to be furnished in connection with the transaction contemplated in this Agreement, contains or will contain any misstatement of a material fact or omit to state a material fact necessary to make the statement contained herein not misleading.

     (f) Claims. As of the date hereof Centeno has no claims against Rhino or R&R which are not reflected in the Stock Purchase Price hereunder. In this regard, Centeno hereby waives any and all claims, causes, causes of action, whether in contract or in tort, whether known or unknown, of any nature whatsoever, now existing or hereafter arising, against Rhino and R&R.

      3. Conditions to Rhino's Obligations. All obligations of Rhino to close under this Agreement are subject to the following conditions (which may be waived only at Rhino's option) existing on the Closing Date or such other date as the context may require.

       (a) Representations and Warranties.  Each of Centeno's and
R&R's representations and warranties in this Agreement shall be true at the Closing Date as though such representations and warranties were made and as of that date.

      (b) Operations. From the date of this Agreement to the Closing Date, R&R's business, properties and assets shall have been operated and conducted in the normal course of business.

     4. Covenants of Centeno and Rhino. The parties hereby covenant to each other as follows:

      (a) As of the Closing Date, Centeno and Rhino shall have duly executed and delivered or shall simultaneously therewith duly execute and deliver all other instruments or documents contemplated herein, provided all of the terms and conditions contained therein have been performed and fulfilled.

      (b) As of the Closing Date, R&R and Rhino shall cause the appropriate parties to execute and deliver all other instruments or documents contemplated herein, provided all of the terms and conditions contained therein have been performed and fulfilled.

      5.  Deliveries at Closing and Post-Closing Deliveries.

      (a) Transfer Documents. At the Closing on the Closing Date, Centeno shall execute, acknowledge and deliver to Rhino and/or R&R, as applicable, stock powers, one or more stock certificates and other documents of transfer sufficient to transfer and assign to Rhino all right, title and interest in and to the R&R Common Shares.

     (b) Cash Purchase Price. At or before the Closing on the Closing Date, Rhino or its designee DIVA shall pay the Stock Purchase Price, as set forth in Section 1(b) (i) above to Centeno in cash or ready funds.
      (c) Resignation. At the Closing on the Closing Date, Centeno shall resign as a director, officer and an employee of R&R.

        (d) Additional Documents. Each of the parties hereto upon request of the other or their respective counsel will at the Closing Date, and from time to time thereafter, execute and deliver to each other all such instruments and documents of further assurance, conveyance, confirmation of title, or otherwise, and will do any and all such acts and things as may reasonably be required to carry out their respective obligations under this Agreement.

      6.  General.

      (a) Actions After the Closing. After the date of Closing, the parties shall execute and deliver such other and further instructions and perform such other and further acts as may reasonably be required fully to consummate the transactions contemplated hereby.

       (b) Brokerage. The parties hereby represent and warrant to each other that they have not contracted with any broker, finder or other party in connection with this transaction, and they have not taken any action which will result in any broker's, finder's or other fees being duly payable to any party with respect to the transaction contemplated hereby. Each party hereby agrees to indemnify and hold the other parties harmless from any loss, liability, damage, costs or expenses (including reasonable attorneys' fees) resulting to the other parties by reason of the breach of the representation and warranty made by such party herein.

       (c) Execution of Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

       (d) Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered personally or by registered or certified mail or by recognized courier, postage prepaid, as follows:

       If to R&R to:

      R&R Foods, Inc.
      1301 North Collins
      Arlington, Texas  76011
      Attn:   Richard Bedford, President

      If to Centeno to:

      Robert Centeno
      7716 Watson
      Plano, TX 75025

      If to Rhino to:

      Rhino Enterprises Group, Inc.
      2925 LBJ Freeway, Suite 188
      Dallas, Texas  75234
      Attn:  Robert Moehler, President

      with a copy to:

      Bellinger & DeWolf, L.L.P.
      750 North St.  Paul, Suite 900
      Dallas, Texas  75201
      Attn:  H. Len Musgrove, Esq.

     (e) Assignment, Successors and Assigns. This Agreement shall be binding upon the parties hereto, their heirs, personal representatives, successors and assigns.

      (f) Applicable Laws. This Agreement shall be construed and governed by the laws of the State of Texas. All parties hereto consent to the jurisdiction of the District Courts of the State of Texas and acknowledges that proper venue for any dispute under this Agreement shall be Dallas County, Texas.

      (g)  Confidential Information/Press Release.   Centeno, R&R
and Rhino and their respective employees and agents shall not disclose to any other person any information including, without limitation, financial and operational information, procedures or techniques, sales methods and customer or potential customer lists learned by them during the course of any examination called for or conducted by them pursuant to this Agreement and treated as confidential by Centeno, R&R and Rhino, and if the transaction contemplated by this Agreement is not consummated, neither Rhino, Centeno nor R&R shall disclose, or use information so obtained in its own business. No press release may be made by any prty hereto without the prior written consent of Rhino.

      (h) Entire Agreement. Except for the other agreements referenced herein, this Agreement constitutes the entire Agreement between the parties hereto, and no party hereto shall be bound by any communications between them on the subject matter hereof unless such communications are in writing, bear a date contemporaneous with or subject to the date hereof and are signed by the party against whom such change is asserted. Any prior written agreements or letters of intent between the parties shall, upon the execution of this Agreement, be null and void.

        (i) Headings and Definitions. The headings in the sections of this Agreement are inserted for convenience and shall not constitute a part hereof or affect the meaning or interpretation hereof.

       IN WITNESS WHEREOF, each of the parties has executed this Agreement have caused their corporate seals to be affixed as of the day and year first above written.


                                /s/ ROBERT CENTENO
                                --------------------
                                ROBERT CENTENO

                                R&R FOODS, INC.,
                                a Texas corporation



                                By:/s/ RICHARD BEDFORD
                                ---------------------
                                Richard Bedford, President

                                RHINO ENTERPRISES GROUP, INC.,
                                a Nevada corporation



                                By:/s/ ROBERT W. MOEHLER
                                -----------------------
                                Robert Moehler, President